Exhibit 99.1

FOCUS Enhancements Partners with Cadence Design Systems in
Ultra Wideband Chip Development

 — Selects Jazz Semiconductor and Taiwan Semiconductor Manufacturing Corp. to Manufacture Chipset —

CAMPBELL, CA. –October 4, 2004 — FOCUS Enhancements, Inc. (NASDAQ SC: FCSE) today announced a combined team under FOCUS Enhancements’ leadership of leading industry players for the design, development and production of high performance video-centric Ultra Wideband (UWB) integrated circuits (ICs) using FOCUS Enhancements’ proprietary UWB technology. FOCUS Enhancements’ technology enables wireless video transmission at a raw data rate of 216 megabits per second (Mbps) at distances of up to 20 meters.

The FOCUS Enhancements UWB chipset will enable radio transmitting and receiving of wireless video. Cadence Design Systems, Inc. (NYSE: CDN; NASDAQ: CDN), the world’s largest supplier of electronic design technologies and engineering services, will perform design services for the chipset. FOCUS anticipates using Jazz Semiconductor, an independent wafer foundry, to manufacture its high-performance radio frequency analog IC portion of the chipset and Taiwan Semiconductor Manufacturing Corporation, Ltd (TSMC; NYSE: TSM), the world’s largest dedicated semiconductor foundry, to produce the other portion of FOCUS Enhancements’ chipset – the digital baseband application specific integrated circuit (ASIC).

“These arrangements mark a significant milestone in our initiative to become a global provider of UWB ICs that will deliver wireless video throughout the home,” stated Brett Moyer, chief executive officer of FOCUS Enhancements. “Already, we have achieved industry leading performance benchmarks in UWB transmission rate and distance. Now, after evaluating a number of options, we have assembled the necessary industry players to drive our concepts to reality. Cadence leads the industry in design services and electronic design automation software, while Jazz and TSMC are recognized as global leaders in semiconductor manufacturing. We believe this combination will enable the successful and timely commercialization of UWB products including achieving the highest levels of product quality and quick time-to-market.”

Tom Hamilton, executive vice president and general manager of FOCUS Enhancements’ semiconductor group, stated, “We believe our leading position in UWB performance has culminated in the formation of this team. Both FOCUS Enhancements and Cadence have strong track records of actively bringing new chip designs to successful volume production. And we are confident that these manufacturers, Jazz and TSMC, will efficiently and cost-effectively implement the designs in commercial products. With this development, we remain on track to sample our first UWB chips by the end of the first half of 2005 and anticipate shipping production quality chips in the second half of 2005.”

Paul Kempf, Jazz Semiconductor’s Chief Marketing and Technology Officer, stated, “We are pleased to be selected by FOCUS Enhancements as their foundry partner for RF and mixed signal ICs. FOCUS Enhancements leverages Jazz’s advanced SiGe BiCMOS design platform for their UWB transceiver design, and Jazz looks forward to working with FOCUS Enhancements as they continue to progress toward product realization in their UWB Initiative.”

FOCUS Enhancements is an active and supporting member of the Multiband OFDM Alliance (MBOA) and its Special Interest Group (SIG). The MBOA SIG is dedicated to the development and promotion of standardized and interoperable UWB technology. The MBOA UWB methodology has already been endorsed by several implementing organizations such as the WiMedia Alliance and the Wireless USB Promoters Group.

FOCUS Enhancements’ integrated circuits will conform to emerging MBOA UWB standards for wireless home entertainment and consumer electronics markets. Performance will be scaleable and be nearly twice the bandwidth and transmission distance criteria set forth by the MBOA and by the Institute of Electrical and Electronics Engineers in its UWB protocol, 802.15.3a.

About Jazz Semiconductor
Jazz Semiconductor is an independent wafer foundry focused primarily on specialty CMOS process technologies, including SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog and mixed-signal semiconductor devices. Jazz’s executive offices and its U.S wafer fabrication facilities are located in Newport Beach, California. Jazz has expanded its wafer capacity in China through manufacturing partnerships with Advanced Semiconductor Manufacturing Corporation and Hua Hong NEC Electronics Co., Ltd. Contact Jazz Semiconductor at www.jazzsemi.com.

About FOCUS Enhancements, Inc.
FOCUS Enhancements, Inc. (NASDAQ SC: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements’ complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company’s SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

Safe Harbor Statement
Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The ability of Focus to integrate recent acquisitions into its business model will significantly impact Focus’ financial conditional and results of operations. Demand for FOCUS Enhancements’ products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of FOCUS Enhancements. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company’s Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.